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                                                          EXHIBIT 99

NEWS RELEASE

CONTACT:        MONIKA BROWN                  301 PERIMETER CENTER NORTH
                INVESTOR RELATIONS            ATLANTA, GA 30346
                (770) 668-5926

HBOC Announces Definitive Agreement to Acquire Enterprise Systems, Inc.

     ATLANTA, March 14, 1997 - HBO & Company (Nasdaq:HBOC) today announced it has signed a definitive agreement to acquire Enterprise Systems, Inc. (NASDAQ:ESIX), a leading developer of resource management solutions including materials management, operating room logistics, scheduling and financial management. The acquisition, which is subject to regulatory and Enterprise Systems, Inc. stockholder approval and other customary closing conditions, will be accounted for as a pooling of interests and is anticipated to close during the second quarter of 1997.

     The stockholders of Enterprise Systems, Inc. (ESI) will receive shares of HBOC common stock in the transaction and the exchange ratio will be determined by averaging the closing HBOC stock price for a period of twenty trading days ending shortly before the closing of the transaction. If the average price of HBOC common stock is between $60 and $68, ESI shareholders will receive a fraction of an HBOC share equal to $30 per ESI share. If the average price of HBOC common stock during the pricing period is below $60, ESI stockholders will receive .5 of a share of HBOC common stock for each share of ESI common stock. If the HBOC average price is above $68 up to $72, ESI stockholders will receive .4412 of a share of HBOC common stock per ESI share and above $72, ESI stockholders will receive a fraction of an HBOC share equal to $31.77 per ESI share.

     ESI had 1996 revenue of $52.3 million and has over 400 employees supporting over 1,000 customers. ESI offers an extensive resource management product portfolio, including the recently announced NOVA.IDN, a client-server based, enterprisewide materials management solution, designed to help customers reduce expenses through consolidation of purchasing, lower inventory carrying costs and improved material tracking and accountability.

     "This acquisition again demonstrates HBOC's commitment to look for the best information solutions for our customers, as they continue to meet the challenge of improving the quality of care while reducing delivery cost" stated Charles W. McCall, HBOC president and chief executive officer. "With Enterprise Systems we add the leader in materials management solutions, with a proven track record of return on investment for their customers, to our enterprisewide suite of information systems."

     "We are excited to become a part of the HBOC team" stated Glen E. Tullman, ESI chief executive officer. "Our products complement HBOC's existing products and offer our clients the opportunity to more easily combine information on cost and quality. In addition, we can accelerate our efforts in enterprisewide resource management, both in terms of product development and leveraging HBOC's substantial customer base and distribution capabilities to deliver the best cost reduction solution in the industry."


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     Enterprise Systems develops, implements and services an integrated suite of resource management products for over 1,000 healthcare organizations throughout North America.

     HBO & Company delivers enterprisewide patient care, clinical, financial and strategic management software solutions, as well as networking technologies, electronic data interchange, outsourcing and other services to healthcare organizations throughout the world.


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